Exhibit 3 (i)

Articles of Amendment

of

Articles of Incorporation

of

MIDNIGHT CANDLE COMPANY

STATE OF NEVADA

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

MIDNIGHT CANDLE COMPANY

MIDNIGHT CANDLE COMPANY, a Nevada corporation (the "Corporation"), does hereby certify that:

First:     That  the  Board  of Directors  of  Midnight Candle Company (the "Corporation") by unanimous written consent has adopted resolutions setting forth proposed amendments to   the   Articles  of  Incorporation  of  the  Corporation   as hereinafter  amended, declaring such amendments to  be  advisable and  calling  for  the  submission  of  such  amendments  to  the stockholders  of the Corporation for consideration  thereof.  The resolutions setting forth the proposed amendments are as follows:

Resolved,  that the Articles of Incorporation of the  Corporation be  amended  by  adding Article XIV which shall be and read as follows:

ARTICLE XIV

ELECTION REGARDING NRS 78.378-78.3793 AND 78.411-78.444

This corporation will NOT be governed by nor will the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management of, operation of, or be applied to, this Corporation.

MIDNIGHT CANDLE COMPANY, a Nevada corporation (the "Corporation"), does hereby certify that:

First:     That  the  Board  of Directors  of  Midnight Candle Company  (the "Corporation") by unanimous written consent has adopted resolutions setting forth proposed amendments to   the   Articles  of Incorporation  of  the  Corporation   as hereinafter  amended, declaring such amendments to  be  advisable and  calling  for  the  submission  of  such  amendments  to  the stockholders  of the Corporation for consideration  thereof.  The resolutions setting forth the proposed amendments are as follows:

Resolved, that the Articles of Incorporation of the Corporation be amended by changing Article V so that, as amended, said Article shall be and read as follows:

ARTICLE V

  SHARES

                 (a)  This corporation is authorized to issue one class of capital stock to be designated “Common Stock”. The total number of shares of Common Stock which this corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock having a par value of $0.001 per share. The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of shareholders. Each share shall be entitled to the same dividend, and liquidation rights. The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.

                  (b)  As of 5:00 PM, Eastern Standard time, on the date on which this Amendment to the Articles of Incorporation is filed with the Secretary of State of the State of Nevada (the "Effective Time"), each outstanding share of Common Stock, par value $0.001 per share ("Old Common Stock"), without further action on the part of the Corporation or any of the stockholders, shall automatically be changed into thirty (30) shares of Common Stock (the "New Common Stock") (referred to herein as the "Forward Split"). At the Effective Time, as a result of the Forward Split, each holder of Old Common Stock shall automatically become the holder of thirty (30) shares of New Common Stock for every share of Old Common Stock held by such holder prior thereto. Further, at the Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall, as a result of the Forward Split, represent thirty (30) shares of New Common Stock for each one (1) share of Old Common Stock represented immediately prior to the Forward Split.

All New Common Stock shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which shareholders will be entitled to vote, will be allowed for any purpose.

The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time determine. Stockholders will not have pre-emptive rights to acquire unissued shares of the stock of this corporation.”

Second:  That thereafter, pursuant to Section 78.320 of the Private Corporations law, Nevada Revised Statutes, written consents approving the amendments set forth above were signed by holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third:  That said amendments were duly adopted in accordance with the provisions of Sections 78.1955, 78.2055, 78.315 & 78.320 of the Private Corporations law, Nevada Revised Statutes.

Fourth:  That the capital of the Corporation shall not be reduced under or by reason of said amendments.

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